Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea, California

We hereby consent to the use, in the Post-Effective Amendment No. 4 to Form S-1 Registration Statement for the registration of $85 million in Class 1 Notes dated May 23, 2017 of Ministry Partners Investment Company, LLC, of our report dated March 29,  2017 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2016 and 2015 and for the years then ended contained in such Form S-1 Registration Statement.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Post-Effective Amendment No. 4 to Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

May 23, 2017